Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in each Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 7 to the Registration Statement (Form N-1A, No. 333-104972) of Morgan Stanley Institutional Liquidity Funds and to the incorporation by reference of our report dated December 19, 2007 on the Money Market Portfolio, Prime Portfolio, Government Portfolio, Treasury Portfolio and Tax-Exempt Portfolio (five of the portfolios of Morgan Stanley Institutional Liquidity Funds) included in the Annual Report to Shareholders for the fiscal year ended October 31, 2007.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

February 25, 2008